UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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HEALTHWAYS, INC.
(Name of Registrant as Specified in Its Charter)

NORTH TIDE CAPITAL MASTER, LP NORTH TIDE CAPITAL, LLC CONAN J. LAUGHLIN E. MAC CRAWFORD BRADLEY S. KARRO PAUL H. KECKLEY
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North Tide Capital Master, LP, together with the other participants named herein (“North Tide”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2014 annual meeting of shareholders of Healthways, Inc., a Delaware corporation.

On May 14, 2014, North Tide issued the following press release:

NORTH TIDE FILES DEFINITIVE PROXY MATERIALS TO ELECT FOUR HIGHLY QUALIFIED DIRECTOR NOMINEES TO THE HEALTHWAYS BOARD OF DIRECTORS AT UPCOMING ANNUAL MEETING

Delivers Letter Urging Shareholders to Enhance the Healthways Board and Restore Credibility at the Company by Voting the BLUE Proxy Card to Elect North Tide's Extremely Qualified and Experienced Director Candidates -- Edwin “Mac” Crawford, Bradley S. Karro, Paul H. Keckley and Conan J. Laughlin

BOSTON, MA, May 14, 2014 -- North Tide Capital Master, LP (together with its affiliates, “North Tide”), the second largest shareholder of Healthways, Inc. (“Healthways” or the “Company”) (NASDAQ: HWAY) with current ownership of approximately 11% of the outstanding shares, announced today that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with the Company's 2014 Annual Meeting and has delivered a letter to the shareholders of Healthways.

North Tide is urging shareholders to elect its four highly qualified nominees, Edwin “Mac” Crawford, Bradley S. Karro, Paul H. Keckley and Conan J. Laughlin, to serve on the Company's board of directors at the upcoming 2014 Annual Meeting.

The full text of the letter follows:

May 14, 2014

Dear Fellow Healthways Shareholders:

We are writing to ask for your support at the 2014 annual meeting of stockholders (the “2014 Annual Meeting”) of Healthways, Inc. (“Healthways” or the “Company”) by voting the BLUE proxy card at the 2014 Annual Meeting. The Company’s Board of Directors (the “Board”) has attempted to misrepresent our intentions in an effort to convince you that our interests are misaligned with yours, but we believe that the facts speak for themselves. Healthways has been severely mismanaged for years, the trajectory of this mismanagement has gotten worse, not better, and the blame for this should fall at the feet of the incumbent Board. We encourage you to voice your support for our slate of nominees at the 2014 Annual Meeting so that, together, we may restore accountability and credibility at Healthways and return the Company to a path of sustained growth.

YOU DESERVE A MORE ACCOUNTABLE BOARD

North Tide Capital, LLC, together with its affiliates (“North Tide”), currently owns approximately 11.0% of the outstanding common shares of Healthways. For the past six months, we have been working on behalf of all shareholders to convince the Board that significant change is required to reverse a decade-plus period of shareholder value destruction.

In our initial conversation with Chairman John Ballantine in November 2013, we voiced our frustrations over the dismal financial performance and terrible execution from the current management team, and we outlined the opportunity we saw to restore accountability and credibility at the Company and enhance shareholder value. We naively assumed Mr. Ballantine would take seriously the views of one of the Company’s largest shareholders, especially given that the statements we made regarding shareholder value destruction and dismal financial performance over almost any measuring period were based on actual results and were beyond reproach.

To this day, the Board has done nothing to address any of the questions or concerns we have raised around performance, accountability, transparency or unlocking shareholder value. Instead, the Board has further entrenched itself in support of a status quo that has irrefutably destroyed shareholder value. As fiduciaries, the Board has an obligation to all Healthways’ shareholders to hold management accountable for the Company’s long-term underperformance. This Board has failed to meet this most basic obligation, and we have therefore assumed the role, on behalf of all Healthways shareholders, of holding the Board accountable for their inaction and seeking to replace the members we can with a more accountable slate who will put the interests of shareholders above all else.

VOTE THE BLUE PROXY CARD TODAY AND SET HEALTHWAYS ON A NEW, MORE ACCOUNTABLE COURSE

Healthways’ shareholders have an opportunity to take a first step toward restoring accountability and credibility at the Company by voting the BLUE proxy card and electing North Tide’s four (4) director candidates at the 2014 Annual Meeting on June 24. While the staggered Board structure only provides us the ability to win four of eleven seats, we believe this level of change is meaningful, and will send a powerful message of support for our agenda. Importantly, we have the opportunity in the current election to remove Chairman Ballantine from the Board, which we believe is paramount to moving the Company forward in a more accountable, shareholder-focused direction. It has become clear from our conversations with Mr. Ballantine, from the actions of the Board over the last six months, and from the February 14, 2014 resignation letter of the Company’s Founder Thomas Cigarran, that the current Board is deeply dysfunctional, unwilling to accept any alternative to the status quo, and oblivious to the fact that the leadership problems at Healthways, which are manifest in the Company’s dismal performance, begin at the Board level. We believe strongly that the Board has placed its own interests ahead of shareholders’ interests.

OUR SLATE WILL CORRECT A GLARING DEFICIENCY OF RELEVANT HEALTHCARE INDUSTRY EXPERTISE

In stark contrast to the Company’s nominees, the North Tide slate brings an outstanding record of shareholder value creation, operating experience and investment performance in the healthcare industry. By our estimation, the Company’s Class II directors up for election have no relevant healthcare operating or investing experience outside of their involvement with Healthways. We believe this is a glaring deficiency.

Edwin “Mac” Crawford, one of our director nominees, was most recently the Chairman of CVS/Caremark, and from 1998-2007 was the Chairman and CEO of CaremarkRx. He was named Institutional Investor’s Best CEO in Healthcare Technology and Distribution for 2005, 2006 and 2007.

Bradley Karro, who worked closely with Mr. Crawford at CaremarkRx from 1998-2007, is a highly qualified candidate with previous public company board experience in the healthcare sector.

Paul Keckley is a noted expert on health industry trends and US health system reform, and has previous public company board experience in the healthcare sector.

Conan Laughlin, the Founder and Managing Member of North Tide Capital, is a longtime investor in the healthcare industry and, as the Company’s second largest shareholder, would bring significant shareholder perspective to the boardroom and ensure that all future decisions are made with the best interests of all shareholders as the primary objective.

THE “STATUS QUO” IS THE WRONG ANSWER

We believe the value destruction from the current leadership team is irrefutable, and yet the Board has done nothing to acknowledge or correct the situation. Total shareholder return for Healthways shareholders has been abysmal over the past 1 year, 3 years, 5 years and 10 years, and HWAY shares have dramatically underperformed their peer group over almost any measuring period. EBITDA has declined 64% over the last five years, 52% over the last two years, and was lower in 2013 than it was in 2004, the first full year under CEO Ben Leedle’s leadership.

And yet the Healthways Board made the following statement on February 28, 2014, in response to our notice to nominate four directors:

“We remain confident that this Board has developed the best strategy to move the Company forward and continue to build a leadership position within our field. The execution of this well-defined strategy led by our CEO and the current management team is the best path for creating long-term value for our stockholders. This team has successfully transformed Healthways from a disease management company to a highly regarded leader in population health management services, while navigating the economic downturn and significant shifts within the healthcare industry generally and in our sector specifically. We just reported one of the most successful years of business development in the Company’s history, and we are confident that Healthways is on track to grow in all of its current customer markets in 2014.”

Incredibly, the Board made this statement just two weeks after the Company significantly missed its 4Q13 EPS projection, meaningfully reduced its profit outlook for 2014, and received the resignation letter from its Founder over the unwillingness of the Board and management to acknowledge the need for change. To describe 2013 as “one of the most successful years of business development in the Company’s history” seems hard to believe given that the Company had its worst performance relative to its initial EBITDA guidance in recent memory, delivering actual EBITDA 35% below its initial target. At what point does the Board own up to the facts?

Recent assurances from the Company that its “strategic transformation” is complete, and it is at an inflection point in revenue growth and margin expansion, should therefore be taken in context. We have been shareholders of Healthways since 2011 and were not aware of a “strategic transformation” until it was referenced in the Company’s Investor Presentation filed with the SEC on May 8, 2014, and subsequently referenced in the Form 10-Q filed the next day. And as we have highlighted previously, the senior management at Healthways has missed its own financial targets in six out of the past ten years, four out of the past six years, and in each of the last three years. We fully expect this latest round of optimism to be another in a long line of examples of the Company overpromising and under-delivering.

IF ELECTED, WE PLAN TO DO THE FOLLOWING

Since we filed our initial Schedule 13D on October 28, 2013, Healthways shares have appreciated approximately 70%. We believe this is a clear referendum that the status quo is not what investors are seeking.

If our slate is elected, we will have four out of eleven seats on the Board. While meaningful, this is not a majority, and we would have neither the power nor the authority to remove Mr. Leedle as CEO. Our primary objective would be to conduct a comprehensive review of the Company, its operations, and its strategic direction. Given the lack of transparency provided by the Company, we simply want the opportunity to evaluate the entire business from the perspective of maximizing long term shareholder value. We have no predetermined agenda related to divestitures, closures or headcount reductions. We expect these reviews will be performed by committees that will include current Board members as well as North Tide directors, and the entire Board will ultimately decide what should or should not be done.

We are proposing that Mac Crawford become Executive Chairman because of his experience, his track record, and his demonstrated ability to strategically and operationally guide much larger public companies in the healthcare field to success. Mr. Crawford does not want to be CEO, but he does want to help the Company succeed. We believe that the members of our slate are far more experienced in healthcare, and in running publicly held companies, than any of the Company’s Board members today. Contrary to the misleading statements by the Company, our slate has experience being “independent” directors.

If elected, we believe we can positively impact the Company and its value, and our actions as members of the Board would be characterized by the following set of goals:

1.	Improving the profitability and financial performance of the Company
2.	Instilling a culture of execution and accountability
3.	Providing better transparency and more realistic expectations
4.	Restoring credibility in the investment community

WE ARE PERPLEXED THAT THE BOARD AND MANAGEMENT HAS QUESTIONED OUR MOTIVES

Shareholder activism is not core to our strategy at North Tide Capital. In fact, we have never before undertaken a proxy contest. But in this case we believe the need for change is too acute, and the opportunity is too great, to stand passively by and let the next ten years look like the last ten years. The Board’s abject failure to hold management accountable for its repeated operational shortcomings or to meaningfully respond to our significant concerns is simply unacceptable.

We look forward to your support at the 2014 Annual Meeting.

Sincerely,

Conan J. Laughlin
Managing Member, North Tide Capital, LLC

Investor contact:

Conan Laughlin
North Tide Capital
(617) 449-3120

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720

SOURCE North Tide Capital